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                                                                    EXHIBIT 99.1


Citizens Banking Corporation
328 S. Saginaw Street
Flint, Michigan  48502-1943
(810) 766-7500


For Immediate Release              Contact:      Robert J. Vitito
                                                 Chairman, President and
                                                 Chief Executive Officer
                                                 (810) 766-7766
                                                 Thomas W. Gallagher
                                                 Senior Vice President and
                                                 General Counsel
                                                 (810) 766-7788
                                        Traded:        Nasdaq
                                       Symbol:         CBCF
August 31, 1999

                          CITIZENS BANKING CORPORATION
                               REPORTS FRAUD LOSS

Citizens Banking Corporation has determined that it has been the victim of an illegal check-kiting scheme involving a bank customer and other parties. The Corporation will take a one-time charge in the third quarter of 1999 of approximately $3.9 million or $.14 per share, after tax.

We are vigorously pursuing legal remedies to recover the funds, but are presently unable to quantify the ultimate amount of any recoveries or the timing of such recoveries.

As a result of this illegal check-kiting scheme, we have taken quick action where appropriate to further review and strengthen our procedures to prevent similar future occurrences.

The Corporation has also decided to reduce the funding of a previously announced charitable trust by $3.75 million ($2.4 million after tax) which along with other management actions will lessen the impact of the fraud.

Citizens Banking Corporation is a diversified financial services company providing a full range of commercial, consumer, mortgage banking, trust and financial planning services to a broad client base. Citizens operates 123 branch, private banking, and financial center locations throughout Michigan and in suburban Chicago, Illinois.